U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           Riverside RV Rentals, Inc.
                           --------------------------
             (Exact name of registrant as specified in its charter)

Nevada                         7519                                  45-0460096
------                         ----                                  ----------
(State or other       (Primary Standard Industrial             (I.R.S. Employer
jurisdiction of        Classification Code Number)           Identification No.)
incorporation or
organization)

404 Beretta Street, Mandan, North Dakota                                  58554
----------------------------------------                                  -----
(Address of registrant's principal executive offices)                (Zip Code)

                                 (701) 391-2267
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,343,000              $0.50                $671,500             $177.28
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus

                           Riverside RV Rentals, Inc.,

                              a Nevada corporation


                        1,343,000 Shares of Common Stock

This prospectus relates to 1,343,000 shares of common stock of Riverside RV Rentals, Inc., a Nevada corporation, which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock, and we have not applied for listing or quotation on any public market.

See "Risk Factors" on pages 4 to 6 for factors to be considered before investing in the shares of our common stock.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this prospectus is October 19, 2001

                             Subject to completion.

                                TABLE OF CONTENTS


Prospectus Summary ............................................................4
Risk Factors...................................................................4
Use of Proceeds................................................................7
Determination of Offering Price................................................7
Dilution.......   .............................................................7
Selling Security Holders.......................................................7
Plan of Distribution...........................................................8
Legal Proceedings..............................................................9
Directors, Executive Officers, Promoters and Control Persons...................9
Security Ownership of Certain Beneficial Owners and Management................10
Description of Securities.....................................................11
Interest of Named Experts and Counsel.........................................11
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities....................................................11
Organization Within Last Five Years...........................................11
Description of Business.......................................................11
Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................14
Description of Property.......................................................15
Certain Relationships and Related Transactions................................15
Market for Common Equity and Related Stockholder Matters......................16
Executive Compensation........................................................17
Financial Statements..........................................................18
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure......................................................29
Legal Matters.................................................................29
Experts.......................................................................29
Additional Information........................................................29
Indemnification of Directors and Officers.....................................29
Other Expenses of Issuance and Distribution...................................30
Recent Sales of Unregistered Securities.......................................30
Exhibits......................................................................31
Undertakings..................................................................31
Signatures....................................................................33
Power of Attorney.............................................................34

Prospectus Summary
------------------

Our Business:                         Our principal business address is 404
                                      Beretta Street, Mandan, North Dakota
                                      58554. Our telephone number is
                                      701.391.2267.

                                      We are a provider of high quality,
                                      reliable camper and recreational vehicle units to consumers who seek the experience and benefits of a recreational vehicle vacation without the burdens of owning a recreational vehicle. We specialize in motorhome and camper rentals for all occasions based on daily, weekly or monthly rental periods. We also maintain or have access to fully-equipped service facilities to support maintenance and repair activities for our rental fleet. We are currently seeking to expand our operations and the geographic area of the markets that we serve.

Our State of Organization:            Riverside RV Rentals, Inc. was
                                      incorporated in Nevada on March 1, 2001.


Number of Shares Being Offered:       The selling security holders want to sell
                                      1,343,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities
                                      Act of 1933.

Number of Shares Outstanding          1,343,000 shares of our common stock are
After the Offering:                   issued and outstanding. We have no
                                      other securities issued.


Estimated use of proceeds:            We will not receive any of the proceeds
                                      from the sale of those shares being
                                      offered.



                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his or her investment should forego purchasing our common stock.

Our insurance coverage may be insufficient to insure against damage and loss to our property.

Subject to certain deductible amounts and retention limits, we maintain coverage to insure against claims based upon personal injury, property damage and loss of our property in connection with our business and operations. We believe that our policy limits provide sufficient coverage and the deductible amounts are reasonable. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a personal injury, property damage and loss of our property. Any denial of coverage by our insurers or a lack of adequate coverage may have an adverse effect on our operations and financial condition.

Consumers may not accept our products or services.

Our success depends on attracting and retaining consumers who are either seeking to experience recreational vehicle travel before making a purchasing decision, wish to continue to experience recreational vehicle travel without the burden of ownership, or otherwise require the use of recreational vehicle's for travel. Traditional automobile and air travelers may not accept recreational vehicle travel as an economical alternative. Factors that could prevent or delay the widespread consumer acceptance of recreational vehicle rental travel, and consequently our ability to increase our revenues, include:

    o negative shifts in consumer perception concerning recreational vehicle travel;
    o decrease in lodging, dining and other costs associated with automotive travel; and
    o    increased fuel inefficiencies related to recreational vehicle travel.

We compete with numerous dealers and manufacturers engaged in the retail sale or rental of recreational vehicles.

Some of our competitors may have greater access to capital than we do and may use these resources to engage in aggressive advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond. We expect that competition will continue to increase, primarily in the recreational vehicle rental market, because of the relative ease with which rental and retail fleet financing may be obtained. Our competitors may be able to offer a greater selection of rentals or more favorable rental terms. Our competitors may be strategically located in climates that are more amiable to recreational vehicle travel. Any one of these factors, or combination thereof, may result in increased competition, reduce our gross margins, or cause us to lose market share and decrease the value of the renting our recreational vehicles.

We may be unable to expand our operations and establish additional rental outlets in key locations.

The recreational vehicle rental industry is part of the travel industry and typically generates greater rental activities during peak travel seasons. To remain competitive we must establish our brand presence in that industry by establishing rental facilities in warmer and well-populated areas and other key locations. Failure to establish such locations would weaken our brand presence, decrease our ability to positively position our brand in the related market, discourage market acceptance of our brand and consequently result in an adverse material affect on our operations.

We may be subject to significant government regulation.

Our rental and service facility are subject to federal, state and local laws and regulations concerning environmental matters. These laws and regulations affect the storing, dispensing and discharge of petroleum based products and other waste, and affect our ability to secure permits for full service rental operations and in the ongoing conduct of such operations. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Further, our current facility and each of our proposed rental facilities must comply with the requirements of local governmental bodies concerning zoning, land use, and environmental factors. State and local laws and regulations also require each dealership to obtain licenses to operate as a dealer in recreational vehicles. Our failure to obtain all necessary licenses and permits to be in full compliance with all federal, state and local laws and regulations could adversely affect our operations and our financial condition.

Our operating results will fluctuate due to a number of factors, including but not limited to, changes in consumer perceptions of recreational vehicle travel, climatic conditions and trends in the economy.

The market for recreational vehicle rentals is relatively new and sensitive to public perceptions concerning the appropriateness of recreational vehicle travel as an alternative to automobile travel. The market is also extremely sensitive to climatic shifts since the market's primary consumer group consists of "snowbirds" or travelers who live in cold areas and migrate to warmer climates.

We anticipate that our operating results will fluctuate as a result of these and other factors, including overall trends in the economy and customer renting patterns, which are characterized by individual orders from customers rather than long-term contracts. As such, we are not able to anticipate, for more than a few months in advance, the number, size and profitability of product orders in a given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters.

Our officers, directors and principal security holders own approximately 74.9% of our outstanding shares of common stock, allowing these shareholders to exert significant influence in matters requiring approval of our shareholders.

Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 74.9% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our common stock may be subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling their shares.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the selling security holders may arbitrarily determine the offering price of shares of our common stock. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be "unsuitable" for a person who cannot afford to lose his entire investment.

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

Factors Used to Determine Share Price. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth the number of shares which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

--------------------------------------------------------------------------------------------------------------------------------
                             Amount of Shares of Common                                   Amount of Shares and the Percentage
                           Stock Owned by Selling Security   Amount of Shares of Common      of Common Stock Owned by Selling
 Name of Selling Security   Holder Before the Offering   Stock to be Offered by Selling  Security Holder After the Offering is
          Holder                                                 Security Holder                      Complete
--------------------------------------------------------------------------------------------------------------------------------
Mark Bahmiller                         4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Daniel L. Baker                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wade A. Becker                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Todd M. Becker                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Randall Binegar                        1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Clyde J. Boehm                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Brent J. Geiss                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Debbie Geiss                           4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Larry N. Graff                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kevin A. Hahne                         1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wayne Hoff                             4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
John R. Horner                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Steven J. Howry                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
David J. Keller                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kevin K. Kruckenburg                   3,000                           3,000                               0
--------------------------------------------------------------------------------------------------------------------------------
David A. Moum                          1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Ruby J. Paul                           3,000                           3,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wesley Pittenger                       2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Randal R. Roller                       2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
John Schaner                           5,000                           5,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mark S. Schmidt                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mark Setterlund                        4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Mike Setterlund                        2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
SLIC                                   2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Wade J. Vogel                          1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Chad M. Vogel                          4,000                           4,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Renee M. Woehl                         2,000                           2,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Steven J. Wolff                        1,000                           1,000                               0
--------------------------------------------------------------------------------------------------------------------------------
Kaye Vogel                            240,000                         240,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Addie McConachie                      240,000                         240,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Terrie Stein                          200,000                         200,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Daniel Schmaltz                       200,000                         200,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Todd Becker                           150,000                         150,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Bruce Brucker                         150,000                         150,000                              0
--------------------------------------------------------------------------------------------------------------------------------
Franklin Buchholz                     100,000                         100,000                              0
--------------------------------------------------------------------------------------------------------------------------------

Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include: o purchases by a broker or dealer as principal and resale by such broker or dealer for its account; o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and o privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

====================== =============== =========================================
Name                        Age        Position
---------------------- --------------- -----------------------------------------
Richard Frohlich             45        President, Treasurer and a Director
---------------------- --------------- -----------------------------------------
Patricia Frohlich            45        Vice President, Secretary and a Director
---------------------- --------------- -----------------------------------------
Thomas Frohlich              75        Director
====================== =============== =========================================


Richard Frohlich. Mr. Frohlich has been our President, Treasurer and one of our directors since our inception. For the past three years, Mr. Frohlich has been responsible for our day-to-day operations and recreational vehicle maintenance. Mr. Frohlich is also responsible for developing our referral program and cultivating positive working relationships with local recreational vehicle dealers, travel agencies and our current clientele. Since 1993, Mr. Frohlich has also worked at Amoco Oil Refinery as an operator and relief supervisor. Mr. Frohlich is currently employed with Amoco Oil Refinery as an operator specialist in the company's combination unit. Mr. Frohlich is not currently, and never has been, an officer or director of any reporting company.

Patricia Frohlich. Mrs. Frohlich has been our Vice President, Secretary, and one of our directors since our inception. Mrs. Frohlich has been responsible for day-to-day operations such as invoicing, accounts payable, accounts receivable, payroll, and all aspects of office management. In 1996, Mrs. Frohlich began working at West River Head Start as a teacher's assistant and is currently a co-teacher. Mrs. Frohlich is not currently, and never has been ,an officer or director of any reporting company.

Thomas Frohlich. Mr. Frohlich is one of our founding shareholders and one of our directors since our inception. Mr. Frohlich worked professionally as a plumber for 27 years until his retirement in 1986. Mr. Frohlich has extensive experience and knowledge in the field of customer relations and vehicle maintenance. Between 1986 and 2000, Thomas was employed as a custodian at the Morton County Court House. Mr. Frohlich is not currently, and never has been, an officer or a director of any reporting company.

Richard Frohlich is the spouse of Patricia Frohlich. Thomas Frohlich is the father of Richard Frohlich. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 1, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class   Name of Beneficial Owner       Amount and Nature of Beneficial Owner   Percent of Class
--------------   ----------------------------   --------------------------------------  -----------------
Common Stock     Richard Frohlich               1,500,000 shares, President,                28.1%
                 404 Beretta Street,            Treasurer, Director
                 Mandan, North Dakota 58554

Common Stock     Patricia Frohlich              1,500,000 shares, Vice President,            18.7%
                 404 Beretta Street,            Secretary, Director
                 Mandan, North Dakota 58554

Common Stock     Thomas Frohlich                1,000,000 shares, Director                   18.7%
                 404 Beretta Street,
                 Mandan, North Dakota 58554

Common Stock                                    All officers and directors                   74.9%
                                                as a group

Patricia Frohlich is the spouse of Richard Frohlich and therefore owns collectively with Richard Frohlich 3,000,000 shares or 56.2% of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock. Our authorized capital stock consists of 25,000,000 shares of $.001 par value common stock. We are not authorized to issue preferred stock. As of October 1, 2001, 5,343,000 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel", was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

    o for any breach of such director's duty of loyalty to us or our security holders;
    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
    o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. On or about March 5, 2001, we issued 4,000,000 shares of our common stock to Richard Frohlich, Patricia Frohlich, Thomas Frohlich in exchange for services provided to us related to our incorporation.

Description of Business
-----------------------

Our Background. We were formed as Riverside RV Rental in April 1997 as a sole proprietorship. Riverside RV Rental began operating in Mandan, North Dakota after being acquired by Richard and Patricia Frohlich in 1998. On March 1, 2001, we incorporated in Nevada as Riverside RV Rentals, Inc. On March 5, 2001, we acquired all of the assets of Riverside RV, the sole proprietorship owned by Richard and Patricia Frohlich.

Our Business. We are a provider of high quality, reliable camper and recreational vehicle (RV) units to consumers who seek the experience and benefits of a recreational vehicle vacation without the burdens of owning a recreational vehicle. We specialize in motor home and camper rentals for all occasions based on daily, weekly or monthly rental periods. We also maintain or have access to fully-equipped service facilities to support maintenance and repair activities for our rental fleet. We are currently seeking to expand our operations and the geographic area of the markets that we serve.

We believe that there are numerous financial disadvantages to RV ownership. Economic and non-economic factors such as high capital outlay, maintenance, depreciation, storage expenses and buyer's remorse have created the RV rental market as an alternative to RV ownership. New RV units are expensive to purchase and storage can be costly and difficult to locate. Furthermore, new RV's depreciate as much as 20% during the first year of ownership and service and maintenance expenses are frequently difficult and costly to procure. In addition to these factors, many purchasers subsequently realize that their RV purchase does not fit their needs.

RVs are an economical alternative to traditional automobile travel, which generates expenses relating to dining and lodging. We believe that RVs combine transportation, lodging, and cooking facilities while reducing travel expenses without compromising family fun or comfort. We also believe that RVs are a fuel-efficient means of leisure travel because technological advances, including increased aerodynamic designs, lighter weight construction and fuel-efficient engines, have substantially reduced the amount of RV fuel consumption.

Our Recreational Vehicles. Our rental inventory of six RVs range in size from 18 to 31 feet and currently include motor homes, campers and fold down tent trailer units. Our RVs do not require any special driver's license requirements and we believe that our vehicles are as easy to drive as a large car. All of our vehicles are equipped with automatic transmission, power steering and power brakes and most vehicles have cruise control. Our motor homes and truck campers are fully self-contained and equipped with kitchen and bath facilities, heating and air conditioning as well as comfortable sleeping arrangements. For example, each of our motor homes sleeps six and includes a bedroom equipped with a queen-size bed, a fold out couch and a fold down table. Our 28 foot Sunseeker also has a bunk overhead the cab and will sleep up to eight. Our fold down tent camper sleeps up to seven and includes one king sized bed, one queen sized bed, a fold down table, as well as a refrigerator and a portable toilet. All of the motor homes have electric generators, refrigerators, microwave ovens, televisions, and videocassette recorders.

Financing for rental fleeting is available through local banks, or alternative lending sources such as The Associates, Nations Credit, or Bombardier. In addition, Fleetwood, Coachmen, Safari, Gulfstream and other manufacturers understand the growing popularity of the RV rental market and offer attractive rental programs to support dealers' rental efforts. These programs have been put together to help dealers get in and, most importantly, get out of (sell off) the used units at the end of a season or two and typically offer special products, attractive financing and pricing, plus year-end exit strategies. We believe that these programs make it possible for us to provide newer and cleaner rental inventory, thereby increasing the quality of our products and services, and leading to increased profitability.

Advertising and Marketing. We use and intend to continue to use television and radio spots, newspaper ads, and word-of-mouth advertising. Referrals, through retail RV dealerships, travel agencies and word-of-mouth advertising are currently our must productive forms of advertising. Rental services are marketed directly to the consumer and through tour operators and travel agents. We also intend to become a participating sponsor in various fund raising and sporting events. Furthermore, we intend to launch a corporate website in 2002 to generate corporate recognition and interest in our rental services. We anticipate that our proposed website will include product and pricing information, an online reservation system and links to travel specialty websites.

We intend to supplement our advertising program with on-lot promotions and off-lot consumer shows, organized by trade groups and private companies, primarily during the peak-renting season. Our marketing and promotion efforts are year-round and during the fall and winter we will focus our efforts to encourage "snowbirds" and seniors to rent and escape the excessively cold climate in North Dakota. In addition, we propose to offer special motorhome vacations and discounted rates designed to stimulate business in the off-season. The program will include a special package that is based on long-term use and will provide benefits not included in other packages. We intend to participate annually in various consumer RV shows and propose the adoption of an aggressive marketing campaign designed specifically to encourage RV rentals for those few months.

Pricing. Rental fees range from $65 per day to $150 per day, during peak rental seasons, and include a mileage assessment of $0.20 per mile on all RV units, excluding our fold down units. We encourage weekly rental contracts on our motorhomes and campers by providing special rental packages. Incentives such as a free seventh day of rental free or reduced mileage and daily rental rates are established for customers who rent for periods exceeding three days. In addition, we propose to develop comprehensive tour and service packages that include airline and railway connections for fly-drive and rail-drive plans, off-season rates, vacation planning assistance, personal guided tours and campground discounts. By bundling our services, we hope to increase the value of our services by making RV leisure travel more cost-effective and convenient for the renters.

Our rental terms prohibit smoking or pets and require that a $250 deposit be made at the time of reservation. The deposit is intended to cover damages including, but are not limited to, interior or exterior damages, loss of equipment, refueling of gasoline and propane tanks, use of the generator over and above the contracted hours, holding tank dump charge, or interior or exterior cleaning charges. A cancellation fee of $100 is automatically deducted from the deposit upon cancellation, and the entire deposit amount is forfeited if the cancellation is exacted within seven days prior to the proposed rental date. The entire amount of the deposit is also forfeited if the RV is not returned by 11 a.m. on the scheduled date of return. All drivers must be at least 25 years of age or older and no special licenses are required to drive the RV other than a valid drivers license and insurance.

Business and Expansion Strategy. Our primary goal is to become the leading provider of recreation vehicle rentals in the United States with the capability of serving customers through a nationwide network of rental facilities. Our strategies to increase revenue, reduce costs and achieve our goals include a gradual expansion of our service facilities, fleet and staffing.

In order for us to grow enough to realize year-around profitability, we must expand into markets with warmer climates which are more conducive to the RV rental business. To overcome this obstacle we are proposing to expand our operations by establishing a rental facility in Portland, Oregon by December 2001 and in Golden, Colorado by January 2002. These locations have been selected for their warm climates and large surrounding population base. We believe that by diversifying our market territory we will be able to stabilize our revenue stream and sustain the year-round operations of all our locations.

Growth strategy. We intend to increase our revenue and our share of the RV rental market by pursuing various opportunities available to us, including the ability to:

    o provide customers with access to timely, reliable repair and maintenance services;
    o enter into new geographical markets by establishing additional rental locations in strategic areas of the nation;
    o    increase our presence in geographic markets we currently serve;
    o    increase our access to popular, high-quality product lines and models;
    o    expand our repair and maintenance services capacity;
    o offer customers access to a broader inventory selection of rental vehicles by increasing the size and number of our rental fleet; using our increased purchasing power to reduce financing and insurance costs and to strengthen our relationships with RV manufacturers;
    o centralizing certain administrative functions (such as purchasing, accounting, financing, insurance, employee benefits and legal support) which will provide local management with more time to focus on sales and operations;
    o establish inventory management practices that will reduce costs and increase revenue, such as shifting inventory to locations in regions of the country experiencing their peak renting seasons from those experiencing off-season reductions in rentals;
    o create name recognition for "Riverside RV Rentals" using national and regional marketing campaigns including focused media and print advertising, prominent displays at trade shows, telemarketing programs, newsletters and an Internet web site;
    o standardizing our computer and information systems which will improve inventory management, purchasing and financial reporting and provide customer tracking and real-time rental information.
    o develop customer loyalty through supporting local, regional and national camping events and establishing our own newsletter, with incentives for members; and
    o adopt innovative sales and customer service training procedures and programs, designed to increase customer satisfaction and result in a higher sales of rental contracts.

Competition. We currently have no competition in Mandan, North Dakota, and therefore enjoy referrals from local area RV dealers. Accordingly, the lack of competition gives us a large market share of the RV rental market in the Mandan and Bismarck area of North Dakota. The local Mandan, North Dakota market however is limited because the cold climate shortens the RV peak rental season which typically begins May 15 and ends September 15. Accordingly, it is difficult to generate revenues sufficient to sustain operations for the entire year. There are significant competitive factors in the RV rental industry including, but not limited to, vehicle availability, price, service, reliability, and quality of service and convenience. We believe that we are competitive in all of these categories. The RV rental industry is sensitive to geographic location of their clients. We anticipate that as we expand our operations in other geographic areas, we will compete against businesses which are more visible and well known than we are. We also compete with other leisure and vacation activities in the Manden area.

Insurance. We have obtained insurance coverage for our rental location in Mandan, North Dakota. Our insurance has been obtained by us annually on a competitive bid basis, at what we believe to be reasonable premium rates. The applicable premium rates have been increasing slightly, however, but we do not believe that such increases will have a material adverse effect on our business in the foreseeable future.

Government Regulation. Our rental and service facilities are subject to federal, state and local laws and regulations concerning environmental matters. These laws and regulations affect the storing, dispensing and discharge of petroleum based products and other waste, and affect our ability to secure permits for full service rental operations and in the ongoing conduct of such operations. The securing of permits and compliance with all laws and regulations can be costly, and could affect our earnings. Further, our current facility and each of our proposed rental facilities must comply with the requirements of local governmental bodies concerning zoning, land use, and environmental factors. State and local laws and regulations also require each dealership to obtain licenses to operate as a dealer in recreational vehicles. We have obtained all necessary licenses and permits and believe that we are in full compliance with all federal, state and local laws and regulations. Furthermore, we are not aware of any material capital expenditures necessary for compliance with any federal, state or local laws and regulations.

Employees. As of October 1, 2001, we have two full time employees and three part time employees. We believe that we have a positive relationship with our employees and we are not a party to any collective bargaining agreements. We anticipate entering into employment contracts with Richard Frohlich and Patricia Frohlich.

Facilities. Our headquarters are located at 404 Beretta Street, Mandan, North Dakota 58554. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

We were formed as Riverside RV Rental in April 1997 as a sole proprietorship. Riverside RV Rental began operating in Mandan, North Dakota after being acquired by Richard and Patricia Frohlich in 1998. On March 1, 2001, we incorporated in Nevada as Riverside RV Rental, Inc. On March 5, 2001, we acquired all of the assets of Riverside RV, the sole proprietorship owned by Richard and Patricia Frohlich.

For the period ended June 30, 2001.

Liquidity and Capital Resources. We have cash of $6,950 as of June 30, 2001. Our total current assets were approximately $6,950 as of June 30, 2001. We believe that our available cash is sufficient to pay our day-to-day expenditures. Our total assets were approximately $166,469 of which our recreational vehicles represent approximately $190,007 and our office equipment represents approximately $ 2,712. As of June 30, 2001 our accumulated depreciation of property and equipment was approximately $69,200.

Our total liabilities were approximately $180,459 as of June 30, 2001. Our long-term debt represents approximately $166,633 of our total liabilities. The long-term debts are for a note payable used to purchase the vehicles that we use to transport our equipment to various locations.

Results of Operations.
----------------------

Revenues. We are newly formed. For the three month period ended June 30, 2001 we have realized revenues of approximately $17,872 from rental services. We believe that our revenues will remain consistent due to our consistent customer base. Therefore, unless we expand our operations, we believe that our revenues will continue at their current levels.

Operating Expenses. For the three-month period ended June 30, 2001, our total operating expenses were approximately $51,075, the majority of those expenses were compensation to our management and outside consultants. For the three-month period ended June 30, 2001, we experienced a net loss of approximately $37,256.

Our Plan of Operation for the Next Twelve Months. Our primary goal is to become the leading provider of recreation vehicle rentals in the United States with the capability of serving customers through a nationwide network of rental facilities. Our strategies to increase revenue, reduce costs and achieve our goal primarily include a gradual expansion of our service facilities, fleet and staffing.

In order for us to grow enough to reach solid year-around profitability, we must expand into markets with warmer climates that are more conducive to the RV rental business. To overcome this obstacle we are proposing to expand our operations by establishing a rental facility in Portland, Oregon and in Golden, Colorado. These locations have been selected for their warm climates and large surrounding population base. We believe that by diversifying our market territory we will be able to stabilize our revenue stream and sustain the year-round operations of all our locations.

We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations will be adversely affected.

We are not currently conducting any research and development activities, and do not anticipate conducting such activities in the near future. In the event that we expand our customer base and serve additional geographic areas, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment and vehicles which can transport the equipment.

Description of Property
-----------------------

Property held by Us. As of the date specified in the following table, we held the following property:

========================================= ==========================
                Property                        June 30, 2001
----------------------------------------- --------------------------
Cash                                                         $6,950
----------------------------------------- --------------------------
Property and Equipment, net                                $190,007
========================================= ==========================

The components of property and equipment consist of the following at June 30, 2001:

========================================== ============================
Equipment                                                       $2,712
Vehicles                                                      $190,007
Less: Accumulated Depreciation                                 $69,200
Intangibles and Other Assets                                   $36,000
Total                                                         $166,469
========================================== ============================

Depreciation is recorded based on the useful life of the fixed assets. The useful life of the equipment is seven years. The useful life of the vehicles is five years.

Our Facilities. Our executive, administrative and operating offices are located at 404 Beretta Street, Mandan, North Dakota 58554. We do not presently own any interests in real estate.

Certain Relationships and Related Transactions
----------------------------------------------

Conflicts Related to Other Business Activities. The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other entities may occur from time to time.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to our shareholders and us as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related Party Transactions. There have been no related party transactions, except for the following:

On March 5, 2001 we acquired all the assets of Riverside RV Rental, a sole proprietorship owned by Richard and Patricia Frohlich, in exchange for 3,000,000 shares of our Common Stock. Richard and Patricia Frohlich are officers and directors of Riverside RV Rentals, Inc.

Richard Frohlich, our President, and one of our directors, currently provides office space to us at no charge.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

    o    disclosing such transactions in prospectus' where required;
    o disclose in any and all filings with the Securities and Exchange Commission, where required;
    o    obtain uninterested directors consent; and
    o    obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is forty-two.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

    o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
    o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
    o    a toll-free telephone number for inquiries on disciplinary actions;
    o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
    o such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o    the bid and offer quotations for the penny stock;
    o the compensation of the broker-dealer and its salesperson in the transaction;
    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
    o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

===================================== ===== ============ ========== =================== =================
Name and Principal Position           Year     Annual     Bonus ($)      Other Annual       All Other
                                             Salary ($)                Compensation ($)   Compensation
------------------------------------- ----- ------------ ---------- ------------------- -----------------
Richard Frohlich - President,
Treasurer                             2001     $5,000        None            None             None
------------------------------------- ----- ------------ ---------- ------------------- -----------------
Patricia Frohlich - Vice President,
Secretary                             2001     $5,000        None            None             None
===================================== ===== ============ ========== =================== =================

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

Employment Contracts. We anticipate that we will enter into employment contracts with Richard Frohlich, although we currently do not have plans, agreements, understandings or arrangements at this time.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------







                           RIVERSIDE RV RENTALS, INC.


                         REPORT AND FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                           RIVERSIDE RV RENTALS, INC.


                                  BALANCE SHEET

                                  JUNE 30, 2001

                                   (UNAUDITED)

                                     ASSETS
                                     ------
Current assets
   Cash                                                           $       6,950
   Accounts receivable, net                                                 ---
                                                                  -------------
        Total current assets                                              6,950

Property and equipment
   Recreational vehicles                                                190,007
   Office equipment                                                       2,712
   Less:  accumulated depreciation                                      (69,200)
                                                                  -------------
        Property and equipment, net                                     123,519

Intangibles and other assets                                             36,000
                                                                  -------------

          Total assets                                            $     166,469
                                                                  =============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------
Current liabilities
   Accounts payable and accrued expenses                          $       3,500
   Rental deposits                                                        1,750
   Current portion of long-term debt                                      8,576
                                                                  -------------
         Total current liabilities                                       13,826

Contingencies

Long-term debt                                                          166,633
                                                                  -------------

   Total liabilities                                                    180,459
                                                                  -------------

Stockholders' Deficit
    Common stock, $.001 par value;
       Authorized shares-- 25,000,000
       Issued and outstanding shares-- 5,345,000                          5,345
    Additional paid-in capital                                           33,670
    Accumulated deficit                                                 (53,005)
                                                                  -------------

       Total stockholders' deficit                                      (13,990)
                                                                  --------------

          Total liabilities and stockholders' deficit             $     166,469
                                                                  =============




                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                           THREE MONTHS ENDED       SIX MONTHS ENDED
                                                              JUNE 30, 2001           JUNE 30, 2001
                                                              -------------           -------------
Revenues
   Rental income, net                                         $      17,872           $      24,637
   Other                                                                ---                     ---
                                                              -------------            ------------

    Net revenues                                                     17,872                  24,637
                                                              -------------            ------------

Operating expenses
   Advertising                                                          429                     486
   Consulting services                                               32,500                  34,780
   Depreciation                                                       8,750                  16,750
   Insurance                                                          1,159                   2,428
   Occupancy                                                            504                   1,004
   Office supplies and expense                                        2,599                   3,129
   Professional fees                                                  1,000                   2,500
   Repairs and maintenance                                            3,343                   7,228
   Taxes and licenses                                                   154                     466
   Telephone and utilities                                              637                   1,271
                                                               ------------            ------------

    Total operating expenses                                         51,075                  70,042
                                                               ------------            ------------

Loss from operations                                                (33,203)                (45,405)
                                                               ------------            ------------

Other income (expense)
   Interest income                                                        9                      17
   Interest expense                                                  (4,062)                 (7,617)
                                                               ------------            ------------

    Total other income (expense)                                     (4,053)                 (7,600)
                                                               ------------            ------------

Loss before provision for income taxes                              (37,256)                (53,005)

Provision for income tax expense (benefit)                              ---                     ---
                                                               ------------            ------------

Net loss/Comprehensive loss                                   $     (37,256)           $    (53,005)
                                                              =============            ============

Net loss/comprehensive loss per common
share-- basic and diluted
                                                              $         (.01)        $          (.01)
                                                              ==============          ==============

Weighted average of common
shares-- basic and diluted                                         5,332,722               5,306,215
                                                              ==============            ============




                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    THREE AND SIX MONTHS ENDED JUNE 30, 2001

                                   (UNAUDITED)

                                             Common Stock              Additional
                                             ------------               Paid-In      Accumulated
                                         Shares          Amount         Capital        Deficit        Total
                                     -------------   -------------   -------------   -----------   -----------
Balance, January 1, 2001                       ---    $        ---     $       ---   $       ---   $       ---

Issuance of common stock,
  March 1, 2001                          3,000,000           3,000             231           ---         3,231

Issuance of common stock,
  March 5, 2001                          2,280,000           2,280             ---           ---         2,280

Net loss/comprehensive loss                    ---                             ---       (15,749)      (15,749)
                                     -------------   -------------   -------------   -----------   -----------
                                                               ---

Balance, March 31, 2001                  5,280,000           5,280             231       (15,749)      (10,238)
                                     -------------   -------------   -------------   -----------   -----------

Issuance of common stock,
  April 17, 2001                            65,000              65          32,435           ---        32,500

Cost of occupancy
  contributed by officer                       ---             ---           1,004           ---         1,004

Net loss/comprehensive loss                    ---                             ---       (37,256)      (37,256)
                                     -------------   -------------   -------------   -----------   -----------
                                                               ---

Balance, June 30, 2001                   5,345,000   $       5,345   $      33,670   $   (53,005)  $   (13,990)
                                     =============   =============   =============   ===========   ===========





                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                         THREE MONTHS ENDED  SIX MONTHS ENDED
                                                                            JUNE 30, 2001      JUNE 30, 2001
                                                                           ---------------     --------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                $       (37,256)    $      (53,005)
   Adjustments  to  reconcile  net loss to net cash used in  operating activities
    Depreciation                                                                     8,750             16,750
    Cost of services paid with common stock                                            ---              2,280
    Occupancy costs contributed by officer                                             504              1,004
    Changes in operating assets and liabilities
       Increase in accounts receivable                                                 ---                ---
       Increase in accounts payable and accrued expenses                             7,027              2,290
       Decrease in rental deposits                                                  (2,500)              (750)
                                                                           ---------------     --------------

          Net cash used by operating activities                                    (23,475)           (31,431)
                                                                           ---------------     --------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                                 ---             (7,913)
   Net assets contributed by proprietorship,
       net of cash balances acquired                                                   ---             19,355
                                                                           ---------------     --------------

          Net cash provided by investing activities                                    ---             11,442
                                                                           ---------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments of long-term debt                                             (3,938)            (5,782)
   Proceeds from issuance of common stock                                           32,500             32,500
                                                                           ---------------     --------------

          Net cash provided by financing activities                                 28,562             26,718
                                                                           ---------------     --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                            5,087              6,729

CASH AND CASH EQUIVALENTS, beginning of period                                       1,863                221
                                                                           ---------------     --------------

CASH AND CASH EQUIVALENTS, end of period                                   $         6,950     $        6,950
                                                                           ===============     ==============




                See accompanying notes to financial statements.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Riverside RV Rentals, Inc. (the "Company"), a Nevada corporation, provides high quality, reliable recreational vehicle and camper rentals to its customers for vacations and special occasions. The Company was incorporated on March 1, 2001 and is located in Mandan, North Dakota. The Company's financial statements are presented in accordance with generally accepted accounting principles in the United States.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Receivables - Receivables, if any, represent valid claims against debtors for rents or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is computed on previous experience as a percentage (%) of rents when applicable.

         Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets. Recreational vehicles are being depreciated over five (5) years. Maintenance and repairs in the ordinary course of operations are expensed as incurred. Major improvements that increase the estimated useful lives of the assets are capitalized. When property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss on disposal is recognized accordingly.

         Fair Value of Financial Instruments - The carrying value of cash, accounts receivable, accounts payable and accrued expenses, and rental deposits approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenue - The Company records rental income upon completion of the rental term. The Company requires an advanced deposit of $250 for all of its vehicles with the estimated rental amount of the trip due at time of pick-up. Adjustments to the estimated rental amount for general maintenance, including gas, cleaning, damages and other ancillary charges, are due upon return of the vehicle when applicable.

         Income Taxes - Upon incorporation, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109") and therefore recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         Net Loss per Common Share - Pursuant to its incorporation on March 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income (loss) by the weighted average number of outstanding common shares during the year. The pro forma net income (loss) per common share is presented for analysis purposes within the Company's statements of operations in accordance with SFAS 128.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the proprietor to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.


NOTE 3 - CONTINGENCIES

         The Company occupies office space within an officer's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the proprietor's total monthly costs. These amounts are shown in the accompanying statements of operations for each respective period ending June 30, 2001 and are considered additional contributions of capital by the officer to the Company.



NOTE 4 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. As such, there is no accrual for wages or compensated absences as of June 30, 2001.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

Note 5 - LONG-TERM DEBT

         At June 30, 2001, the Company held a note payable to a bank, secured by recreational vehicles, and bearing interest at 8.5%. The aggregate monthly payment under the terms of the agreement is approximately $1,700 with the final payment due December 2014.

         At June 30, 2001, the Company held a note payable to a bank, secured by a recreational vehicle, and bearing interest at 8.5%. The aggregate monthly payment under this note is approximately $238 with the final payment due March 2014.

         The aggregate maturities of long-term debt as detailed above for each of the five years subsequent to June 30, 2001 are as follows:

            2001                                   $    8,576
            2002                                        8,954
            2003                                        9,715
            2004                                       10,573
            2005                                       11,508
            Thereafter                                125,883
                                                    ---------
                                                      175,209
            Less: current portion                      (8,576)
                                                    ---------

            Long-term debt                          $ 166,633
                                                    =========


Note 6 - COMMON STOCK

         On March 1, 2001, the Company incorporated within the State of Nevada. Pursuant to its incorporation, the founder of the corporation contributed the net assets of the predecessor proprietorship to the newly formed corporation in exchange for 3,000,000 shares of common stock with a par value of $0.001. Also, the Company issued an additional 2,280,000 for consulting services rendered in connection with the development of the Company. These services have been valued by the Company at par, or $2,280.

         On May 31, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on March 30, 2001, the Company issued 65,000 shares of its common stock at $0.50 per share for a total of $32,500.

                           RIVERSIDE RV RENTALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                                   (UNAUDITED)

NOTE 7 - RELATED PARTY TRANSACTIONS

         As previously detailed in Note 6, the Company issued shares of its common stock in exchange for net assets contributed and consulting services rendered by current officers and directors of the Company.

         The Company occupies office space provided by its officer. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are shown in the accompanying statement of operations for the three and six months ended June 30, 2001 and are considered additional contributions of capital by the officer and the Company.


NOTE 8 - INCOME TAXES

         At June 30, 2001, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $53,000, expiring 2015, that may be used to offset future taxable income. Therefore, no provision for income taxes has been provided.

         In addition, the Company has deferred tax assets of approximately $13,250 at June 30, 2001. The Company has not recorded a benefit from its net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of ($13,250) has been provided for the deferred tax assets.

                              RIVERSIDE RV RENTALS


                         REPORT AND FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                              RIVERSIDE RV RENTALS


                                    CONTENTS





                                                                          PAGE
                                                                          -----
Independent Auditor's Report                                                1

Financial Statements:

     Balance Sheets                                                         2

     Statements of Operations                                               3

     Statements of Changes in Proprietor's Capital                          4

     Statements of Cash Flows                                               5

     Notes to Financial Statements                                          6

                          Independent Auditor's Report



To the Proprietor of
Riverside RV Rentals


         I have audited the accompanying balance sheets of Riverside RV Rentals (a proprietorship) as of December 31, 2000 and 1999, and the related statements of operations, changes in proprietor's capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverside RV Rentals (a proprietorship) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/ Quintanilla

                                        A Professional Accountancy Corporation
                                        Laguna Niguel, California


                                        August 8, 2001

                              RIVERSIDE RV RENTALS


                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999



                                     ASSETS
                                     ------
                                                    2000                1999
                                                    ----                ----
Current assets
   Cash                                        $         221      $         906
   Accounts receivable, net                              ---                ---
                                               -------------      -------------

     Total current assets                                221                906
                                               -------------      -------------

Property and equipment
   Recreational vehicles                             168,683            150,000
   Office equipment                                    1,123              1,123
   Less:  accumulated depreciation                   (52,450)           (30,225)
                                               -------------      -------------


      Property and equipment, net                    117,356            120,898
                                               -------------      -------------


Other assets                                             ---                ---
                                               -------------      -------------

     Total assets                             $      117,577      $     121,804
                                              ==============      =============


                      LIABILITIES AND PROPRIETOR'S CAPITAL
                      ------------------------------------

Current liabilities
   Accounts payable and accrued expenses       $       1,210      $       1,000
   Rental deposits                                     2,500              1,250
   Current portion of long-term debt                   6,928              6,610
                                               -------------      -------------

     Total current liabilities                        10,638              8,860
                                               -------------      -------------

Contingencies

Long-term debt                                       159,063            145,944
                                               -------------      -------------

   Total liabilities                                 169,701            154,804
                                               -------------      -------------

Proprietor's capital                                 (52,124)           (33,000)
                                               -------------      -------------

   Total proprietor's capital                        (52,124)           (33,000)
                                               -------------      -------------

   Total liabilities and proprietor's          $     117,577      $     121,804
   capital                                     =============      =============








                See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                    2000               1999
                                                    ----               ----
Revenues
   Rental income, net                         $      38,711       $      31,054
   Other                                                ---                 ---
                                              --------------      --------------

    Net revenues                                     38,711              31,054
                                              --------------      --------------

Operating expenses
   Advertising                                          850               1,241
   Automobile expense                                 2,796               2,175
   Depreciation                                      32,992              30,225
   Insurance                                          4,481               3,993
   Occupancy                                            815                 772
   Office supplies and expense                        5,749               6,923
   Professional fees                                  1,340               1,065
   Repairs and maintenance                            8,174               6,223
   Taxes and licenses                                   476               8,404
   Telephone and utilities                            2,149               1,650
                                              --------------      --------------

    Total operating expenses                         59,822              62,671
                                              --------------      --------------

Loss from operations                                (21,111)            (31,617)
                                              --------------      --------------

Other income (expense)
   Interest income                                      100                  30
   Interest expense                                 (13,310)            (12,704)
                                              --------------      --------------

    Total other income (expense)                    (13,210)            (12,674)
                                              --------------      --------------
Loss before provision for income taxes               34,321              44,291

Provision for income tax expense (benefit)               ---                 ---
                                              --------------      --------------

Net loss                                      $     (34,321)      $     (44,291)
                                              ==============      ==============

Pro forma net income (loss) per common
  share-- basic and diluted                   $        (.01)      $        (.01)
                                              ==============      ==============
Pro forma weighted average of common
  shares-- basic and diluted                      5,280,000           5,280,000
                                              ==============      ==============





                 See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                  STATEMENTS OF CHANGES IN PROPRIETOR'S CAPITAL

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                     2000               1999
                                                     ----               ----

Balance, beginning of year                       $    (33,000)     $         ---

Capital contributions                                  16,000            12,000

Capital distributions                                    (803)             (709)

Net loss                                              (34,321)          (44,291)
                                                 -------------     -------------

Balance, end of year                             $    (52,124)     $    (33,000)
                                                 =============     =============





                 See accompanying notes to financial statements.

                              RIVERSIDE RV RENTALS


                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                          2000               1999
                                                                          ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                          $      (34,321)     $      (44,291)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
    Depreciation                                                             32,992              30,225
    Changes in operating assets and liabilities
       Increase in accounts receivable                                          ---                 ---
       Increase in accounts payable and accrued expenses                        210               1,000
       Increase in rental deposits                                            1,250               1,250
                                                                    ---------------      --------------
          Net cash provided by (used in) operating activities                   131             (11,816)
                                                                    ---------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment                                      (29,450)           (151,123)
                                                                    ---------------      --------------

          Net cash used in investing activities                             (29,450)           (151,123)
                                                                    ---------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the issuance of long-term debt                              18,992             158,000
   Principal payments of long-term debt                                      (5,555)             (5,446)
   Contributions of capital                                                  16,000              12,000
   Distributions of capital                                                    (803)               (709)
                                                                    ---------------      --------------

          Net cash provided by (used in) financing activities                28,634             163,845
                                                                    ---------------      --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (685)                906

CASH AND CASH EQUIVALENTS, beginning of year                                    906                 ---
                                                                    ---------------      --------------

CASH AND CASH EQUIVALENTS, end of year                              $           221      $          906
                                                                    ===============      ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes paid                                               $           ---     $           ---
                                                                    ===============      ==============
    Interest paid                                                   $        13,310      $       12,704
                                                                    ===============      ==============

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - Riverside RV Rentals (the "Company"), a proprietorship, provides high quality, reliable recreational vehicle and camper rentals to it's customers for vacations and special occasions. The Company is located in Mandan, North Dakota. The Company's financial statements are presented in accordance with generally accepted accounting principles. The accompanying financial statements have been prepared solely from the accounts of Riverside RV Rentals, and the owner represents that they do not include his personal accounts or those of any other operation in which he is engaged. As further discussed in Note 5, the Company subsequently incorporated on March 1, 2001 under the laws of the State of Nevada.

         Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

         Receivables - Receivables, if any, represent valid claims against debtors for rents or other charges arising on or before the balance-sheet date and are reduced to their estimated net realizable value. An allowance for doubtful accounts is computed on previous experience as a percentage (%) of rents when applicable.

         Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets. Recreational vehicles are being depreciated over five (5) years. Maintenance and repairs in the ordinary course of operations are expensed as incurred. Major improvements that increase the estimated useful lives of the assets are capitalized. When property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss on disposal is recognized accordingly.

         Fair Value of Financial Instruments - The carrying value of cash, accounts receivable, accounts payable and accrued expenses, and rental deposits approximate their fair value due to the short period to maturity of these instruments.

         Recognition of Revenue - The Company records rental income upon completion of the rental term. The Company requires an advanced deposit of $250 for all of its vehicles with the estimated rental amount of the trip due at time of pick-up. Adjustments to the estimated rental amount for general maintenance, including gas, cleaning, damages and other ancillary charges, are due upon return of the vehicle when applicable.

         Income Taxes - The proprietorship itself is not a taxpaying entity for purposes of federal and state income taxes. Federal and state income taxes of the proprietor are computed on his total income from all sources; therefore, no provision for income taxes is made in these statements. On March 1, 2001, the Company incorporated as discussed in Note 5. Accordingly, the pro forma provision for income tax expense (benefit) is approximately ($5,150) and ($6,650) for the years ending December 31, 2000 and 1999, respectively.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 1 - BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         Net Loss per Common Share - Pursuant to its subsequent incorporation on March 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net income (loss) by the weighted average number of outstanding common shares during the year. The pro forma net income
(loss) per common share is presented for analysis purposes within the Company's statements of operations in accordance with SFAS 128.

         Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the proprietor to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



NOTE 2 - CONTINGENCIES

         The Company occupies office space within the proprietor's residence. Accordingly, occupancy costs have been allocated to the Company based on the square foot percentage assumed multiplied by the proprietor's total monthly costs. These amounts are shown in the accompanying statements of operations for each respective year ending December 31, 2000 and 1999.



NOTE 3 - ACCRUED EXPENSES

         Accrued Wages and Compensated Absences - The Company currently does not have any employees. The majority of development costs and services have been provided to the Company by the proprietor. As such, there is no accrual for wages or compensated absences as of December 31, 2000 and 1999.



NOTE 4 - RELATED PARTY TRANSACTIONS

         On occasion, the proprietor may contribute or withdraw funds from the Company. Accordingly, these amounts are shown in the accompanying statements of changes in proprietor's capital and are not considered advances to or from the Company.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 5 - LONG-TERM DEBT

         At December 31, 2000, the Company held a note payable to a bank, secured by recreational vehicles, and bearing interest at 8.5%. The aggregate monthly payment under the terms of the agreement is approximately $1,700 with the final payment due December 2014.

         At December 31, 1999, the Company held a note payable to a bank, secured by recreational vehicles, and bearing interest at 8.25%. The aggregate monthly payment under this note is approximately $1,550 with the final payment due December 2013.

         The aggregate maturities of long-term debt as detailed above for each of the five years subsequent to December 31, 2000 are as follows:

               2001                                           $  6,928
               2002                                              7,154
               2003                                              7,787
               2004                                              8,475
               2005                                              9,224
               Thereafter                                      126,423
                                                              --------
                                                               165,991
               Less: current portion                            (6,928)
                                                              --------

               Long-term debt                                 $159,063
                                                              ========


Note 6 - SUBSEQUENT EVENTS

         On March 1, 2001, the Company incorporated within the State of Nevada. Pursuant to its incorporation, the proprietor contributed the net assets of the Company to the newly formed corporation in exchange for 3,000,000 shares of common stock with a par value of $0.001. The assets and related liabilities of the Company were contributed at approximate fair value to the new corporation as follows:

               Assets                                        $ 189,742
               Liabilities assumed                            (185,769)
                                                             ---------

               Net assets contributed                        $   3,231
                                                             =========


         On March 5, 2001, The Company issued 2,280,000 shares of its common stock to a director and founders for consulting services rendered in connection with the formation of the Company as a corporation. Since there was no readily available market value at the time the services were rendered, par value of $0.001 per share was considered as a reasonable estimate of fair value between the Company and its director and founders.

                              RIVERSIDE RV RENTALS


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



Note 6 - SUBSEQUENT EVENTS (CONT'D)

         On May 31, 2001, the Company completed a "best efforts" offering of its common stock pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. In accordance with the Private Placement Memorandum Offering, which was initiated on March 30, 2001, the Company issued 64,000 shares of its common stock at $0.50 per share for a total of $32,000.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

In March 2001, our Board of Directors appointed Quintanilla Accountancy Corporation, independent accountants, to audit our financials statements from March 1, 2001 (our date of formation) through June 30, 2001.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period ended June 30, 2001 appearing in this prospectus which is part of a Registration Statement have been audited by Quintanilla Accountancy Corporation and are included in reliance upon such reports given upon the authority of Quintanilla Accountancy Corporation as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to our shareholders or us for monetary damages for breach of fiduciary duty as an officer or director, except for liability

    o for any breach of such director's duty of loyalty to us or our security holders;
    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
    o for any transaction from which such officer or director derived any improper personal benefit.




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






Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                $177.28
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $250.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately             $10,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $7,500.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On March 5, 2001, we issued 3,000,000 shares of our common stock to Richard and Patricia Frohlich in exchange for the assets of the sole proprietorship in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended.

On or about March 5, 2001, we issued 2,281,000 shares of our common stock to individuals in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended. The shares were issued in exchange for services provided to us related to our incorporation.

On or about March 5, 2001,we issued 62,000 shares of our common stock for $0.50 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $31,000.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.            Underwriting Agreement (not applicable)

3.1           Articles of Incorporation

3.2           Bylaws

5.            Opinion Re: Legality

8.            Opinion Re: Tax Matters (not applicable)

11.           Statement Re: Computation of Per Share Earnings*

15.           Letter on unaudited interim financial information (not applicable)

23.1          Consent of Auditors

23.2          Consent of Counsel**

24. Power of Attorney is included on the Signature Page of the Registration Statement

*        Included in Financial Statements
**       Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on October 15, 2001.

                           Riverside RV Rentals, Inc.,



                           By:      /s/ Richard Frohlich
                                    -------------------------------------------
                                    Richard Frohlich
                           Its:     President, Treasurer, and Director


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Richard Frohlich                                 October 15, 2001
------------------------------------

Richard Frohlich
President, Treasurer, Director


/s/ Patricia Frohlich                                October 15, 2001
------------------------------------

Patricia Frohlich
Vice President, Secretary, Director


/s/ Thomas Frohlich                                  October 15, 2001
------------------------------------

Thomas Frohlich
Director

                               POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes Richard Frohlich with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Riverside RV Rentals, Inc.


/s/ Richard Frohlich                                 October 15, 2001
------------------------------------
Richard Frohlich
President, Treasurer, Director



/s/ Patricia Frohlich                                October 15, 2001
------------------------------------
Patricia Frohlich
Vice President, Secretary, Director



/s/ Thomas Frohlich                                  October 15, 2001
------------------------------------
Thomas Frohlich
Director





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